                                                                                                                                                       EXHIBIT 99.1

Cleco Corp.
2030 Donahue Ferry Road
PO Box 5000
Pineville, LA 71361-5000
Tel 318.484.7400
www.cleco.com

NEWS RELEASE
Analyst Contact:	Media Contact:
Cleco Corp.	Cleco Corp.
Russell Davis	Robbyn Cooper
(318) 484-7501	(318) 484-7136
Russell.Davis@cleco.com

Investor Contact:
Cleco Corp.
Rodney Hamilton
(318) 484-7593
Rodney.Hamilton@cleco.com

For Immediate Release

Cleco Corp. Posts 2010 Third-Quarter Earnings of $49.6 Million

Company Raises 2010 Earnings Guidance to $2.15 - $2.25 per share

PINEVILLE, La., Nov. 1, 2010 – Cleco Corp. (NYSE: CNL)

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
	Diluted Earnings Per Share
	Three months ended Sept. 30
Subsidiary	2010	2009
Cleco Power LLC	$0.86	$0.66
Cleco Midstream Resources LLC1	0.09	0.14
Corporate and Other1,2	(0.12)	0.13
Operational diluted earnings per share (Non-GAAP)	0.83	0.93
Adjustments3	(0.01)	0.06
Diluted earnings per share applicable to common stock	$0.82	$0.99

GAAP refers to United States generally accepted accounting principles.

1Includes affiliate interest charges/interest income on affiliate debt related to Cleco’s investment in Acadia of $0.01 per share for the quarter ended Sept. 30, 2009
2Includes dividends on preferred stock
3Refer to “Operational Earnings Adjustments” in this news release

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Cleco Corp.

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
	Diluted Earnings Per Share
	Nine months ended Sept. 30
Subsidiary	2010	2009
Cleco Power LLC	$2.04	$1.47
Cleco Midstream Resources LLC1 (excluding 2010 gains from the Evangeline and Acadia transactions)	0.01	(0.08)
Corporate and Other1,2	(0.11)	0.13
Operational diluted earnings per share (Non-GAAP)	1.94	1.52
Adjustments3	1.93	0.03
Diluted earnings per share applicable to common stock	$3.87	$1.55

GAAP refers to United States generally accepted accounting principles.

1Includes affiliate interest charges/interest income on affiliate debt related to Cleco’s investment in Acadia ($0.01 per share and $0.04 per share for the nine months ended Sept. 30, 2010 and 2009, respectively)

2Includes dividends on preferred stock
3Refer to “Operational Earnings Adjustments” in this news release

“We could not be more pleased with our year-to-date results and our outlook.  Our overall earnings growth, excluding the one-time gains from the Evangeline and Acadia transactions, reflects the significant investments we have made in our electrical system to continue meeting our customers’ needs,” said Mike Madison, president and chief executive officer of Cleco Corp.  “The successful recovery of those investments is having a very positive impact on our earnings primarily because of our new rates and favorable weather during the year.  In fact, we set new winter and summer peak loads this year.”

“The results of the third quarter follow strong first- and second-quarter 2010 earnings.  Due to our strong performance thus far this year, we are increasing our 2010 earnings guidance. In addition, we anticipate refunding an estimated $6.3 million, subject to state regulatory approval, to our retail customers next year in accordance with the terms of our Formula Rate Plan. This is good news for our shareholders and our customers.”

Earnings Guidance:

Cleco has revised its consolidated 2010 GAAP earnings target (excluding the one-time results of the Evangeline and Acadia transactions) from a range of $2.10 – $2.20 per share to a range of $2.15 – $2.25 per share.  This revised estimate assumes normal weather for the fourth quarter of 2010.

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Cleco Corp.

Financial Highlights:

Third Quarter 2010
•	Cleco reports third-quarter earnings applicable to common stock of $49.6 million, or $0.82 per diluted share, compared to $59.8 million, or $0.99 per diluted share, for the third quarter of 2009.

Year-to-Date 2010
•
Cleco reports earnings applicable to common stock for the first nine months of 2010 of $234.7 million, or $3.87 per diluted share, compared to $93.5 million, or $1.55 per diluted share, for the first nine months of 2009.

Quarter-Over-Quarter Operational Earnings Per Share Reconciliation:

$0.93	2009 third-quarter diluted operational earnings per share

0.71	Non-fuel revenue, net of rate refund accrual
(0.03)	Income taxes
(0.14)	Other expenses, net
(0.34)	AFUDC (allowance for funds used during construction)
$0.20	Cleco Power results

(0.05)	Cleco Midstream results

(0.25)	Corporate results

$0.83	2010 third-quarter diluted operational earnings per share

(0.01)	Adjustments1

$0.82	Reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

Cleco Power

•
Non-fuel revenue, net of rate refund accruals, increased earnings by $0.71 per share compared to the third quarter of 2009. The impact of the retail base rate increase that became effective upon the commercial operation of Madison Unit 3 in February 2010 contributed approximately $0.52 per share, while the impact from warmer weather contributed approximately $0.22 per share.  Mineral lease bonus payments, higher transmission revenue, and customer fees also contributed $0.03 per share.  These increases were partially offset by $0.06 per share as a result of recording an estimated accrual for a rate refund based on actual results for the twelve months ended Sept. 30, 2010.

•
Income taxes decreased earnings by $0.03 per share compared to the third quarter of 2009 due to $0.02 per share to record tax expense at the annual projected effective tax rate and $0.01 per share for miscellaneous tax items.

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Cleco Corp.

•
Other expenses were $0.14 per share higher compared to the third quarter of 2009 primarily due to $0.15 per share of higher operating and maintenance expenses and $0.08 per share of higher depreciation expense both largely resulting from Madison Unit 3 being placed in service and the acquisition of Acadia Unit 1, both in the first quarter of 2010, and $0.03 per share of higher other miscellaneous expenses.  These increases were partially offset by $0.08 per share of lower capacity payments made during the third quarter of 2010, primarily due to the commencement of commercial operations at Madison Unit 3 and the acquisition of Acadia Unit 1 in the first quarter of 2010, and $0.04 per share of lower interest charges.

•
AFUDC, primarily associated with the first quarter 2010 completion of Madison Unit 3, reduced earnings by $0.34 per share compared to the third quarter of 2009.  The equity portion of AFUDC associated with the Madison Unit 3 project decreased $0.28 per share, while the debt portion of AFUDC decreased $0.06 per share compared to the third quarter of 2009.

Cleco Midstream Resources

•
Evangeline’s results decreased earnings by $0.12 per share compared to the third quarter of 2009 primarily due to lower tolling revenue resulting from the Evangeline restructuring and pricing of the new tolling agreement.  This decrease was partially offset by lower interest charges.

•
Acadia’s results increased earnings by $0.07 per share compared to the third quarter of 2009 primarily from the contractual expiration of an underlying indemnification related to the sale of Acadia Unit 1 and lower depreciation expense resulting from certain Acadia assets meeting the criteria of assets held for sale.

Corporate and Other

•
Higher income taxes decreased earnings by $0.12 per share compared to the third quarter of 2009 as a result of $0.10 per share to record tax expense at the annual projected effective tax rate and $0.02 per share for miscellaneous tax items.

•
Higher interest charges decreased earnings by $0.11 per share compared to the third quarter of 2009 primarily due to the absence of a 2009 favorable settlement of a franchise tax lawsuit and net interest charges related to uncertain tax positions.

•	Higher other miscellaneous expenses decreased earnings by $0.02 per share compared to the third quarter of 2009.

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Cleco Corp.

Year-Over-Year Operational Earnings Per Share Reconciliation:

$1.52	Nine months ended Sept. 30, 2009, diluted operational earnings per share

1.81	Non-fuel revenue, net of rate refund accrual
0.01	Energy hedging, net
0.03	Income taxes
(0.45)	Other expenses, net
(0.83)	AFUDC
$0.57	Cleco Power results

0.09	Cleco Midstream results

(0.24)	Corporate results

$1.94	Nine months ended Sept. 30, 2010, diluted operational earnings per share

1.93	Adjustments1

$3.87	Reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

Cleco Power

•
Non-fuel revenue, net of rate refund accruals, increased earnings by $1.81 per share compared to the first nine months of 2009.  The impact of the retail base rate increase that became effective upon the commercial operation of Madison Unit 3 in February 2010 contributed approximately $1.36 per share.  The impact from favorable weather was approximately $0.36 per share, while the impact from new service to a wholesale customer was approximately $0.08 per share.  Mineral lease bonus payments and higher transmission revenue contributed $0.07 per share.  These increases were partially offset by $0.06 per share as a result of recording an estimated accrual for a rate refund based on actual results for the twelve months ended Sept. 30, 2010.

•	Lower net realized and mark-to-market losses on energy hedging positions tied to a fixed-price wholesale contract increased earnings by $0.01 per share compared to the first nine months of 2009.

•
Income taxes increased earnings by $0.03 per share compared to the first nine months of 2009 due to $0.05 per share related to the implementation of new retail rates and $0.03 per share for miscellaneous tax items.  These increases were partially offset by $0.03 per share for Medicare Part D resulting from health care legislation enacted in the first quarter of 2010 and $0.02 per share for the tax impact of a valuation allowance for capital loss carryforwards.

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Cleco Corp.

•
Other expenses were $0.45 per share higher compared to the first nine months of 2009 primarily due to $0.21 per share of higher depreciation expense resulting from Madison Unit 3 being placed in service and the acquisition of Acadia Unit 1, both in the first quarter of 2010, along with $0.27 per share of higher operating and maintenance expenses.  These increases were partially offset by $0.03 per share of lower other net miscellaneous expenses.

•
AFUDC, primarily associated with the first quarter 2010 completion of the Madison Unit 3 project, reduced earnings by $0.83 per share compared to the first nine months of 2009.  The equity portion of AFUDC associated with the Madison Unit 3 project decreased earnings by $0.68 per share, while the debt portion of AFUDC decreased earnings by $0.15 per share compared to the first nine months of 2009.

Cleco Midstream Resources

•
Evangeline’s results decreased earnings by $0.10 per share compared to the first nine months of 2009 primarily due to lower tolling revenue resulting from the Evangeline restructuring and pricing of the new tolling agreement.  This decrease was partially offset by lower interest charges and lower maintenance expenses resulting from the absence of a 2009 outage.

•
Acadia’s results increased earnings by $0.18 per share compared to the first nine months of 2009 primarily due to lower depreciation expense resulting from certain Acadia assets meeting the criteria of assets held for sale, lower removal and asset retirement costs, the contractual expiration of an underlying indemnification related to the sale of Acadia Unit 1, and lower legal fees.

•	Lower other expenses at Midstream increased results by $0.01 per share compared to the first nine months of 2009.

For a discussion of other transactions affecting the results of Cleco Midstream, please refer to “Operational Earnings Adjustments — Gains from Evangeline and Acadia Unit 1 Transactions” below.

Corporate and Other

•
Higher income taxes decreased earnings by $0.03 per share compared to the first nine months of 2009 due to $0.01 per share to record tax expense at the annual projected effective tax rate, $0.01 per share for Medicare Part D resulting from health care legislation enacted in the first quarter of 2010, and $0.01 per share for miscellaneous tax items.

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Cleco Corp.

•
Higher interest charges decreased earnings by $0.13 per share compared to the first nine months of 2009 primarily due to the absence of a 2009 favorable settlement of a franchise tax lawsuit and net interest charges related to uncertain tax positions.

•
Higher other miscellaneous expenses decreased earnings by $0.08 per share compared to the first nine months of 2009 primarily due to the absence of adjustments related to amended franchise tax returns filed in 2009, lower interest income, and higher other net miscellaneous expenses.

Operational Earnings Adjustments:

Cleco’s management uses operational earnings per share to evaluate the operations of Cleco and to establish goals for management and employees.  Management believes this presentation is appropriate and enables investors to more accurately compare Cleco’s operational financial performance over the periods presented.  Operational earnings as presented here may not be comparable to similarly titled measures used by other companies.  The following table provides a reconciliation of operational earnings per share to reported GAAP earnings per share.

Reconciliation of Operational Earnings Per Share to Reported GAAP Diluted Earnings Per Share
	Diluted Earnings Per Share
	Three months ended Sept. 30
	2010	2009
Operational earnings per share	$0.83	$0.93
Company/trust-owned life insurance policy adjustments	0.01	0.02
Tax levelization	(0.02)	0.04
Reported GAAP diluted earnings per share applicable to common stock	$0.82	$0.99

	Diluted Earnings Per Share
	Nine months ended Sept. 30
	2010	2009
Operational earnings per share	$1.94	$1.52
Company/trust-owned life insurance policy adjustments	0.01	0.03
Gain from Evangeline transaction	1.51	-
Gain from Acadia Unit 1 transaction	0.41	-
Reported GAAP diluted earnings per share applicable to common stock	$3.87	$1.55

Reconciling adjustments from operational earnings per share to GAAP diluted earnings per share are as follows:

COLI/TOLI Adjustments

Cleco has both Company-Owned Life Insurance and Trust-Owned Life Insurance (COLI/TOLI) policies covering certain members of management.  These policies are payable to Cleco upon death of the insured.  COLI/TOLI assets are acquired at fair value and adjusted for changes in market value and any payments/redemptions of cash surrender values.  The resulting adjustments for these items increased earnings by $0.01 per share for

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Cleco Corp.

the third quarter of 2010 and increased earnings by $0.02 per share for the third quarter of 2009.  These adjustments increased earnings by $0.01 per share the first nine months of 2010 and increased earnings by $0.03 per share for the first nine months of 2009.  Cleco is unable to predict changes in the market values and amounts of cash surrender values of these policies and management does not consider these adjustments to be a component of operational earnings.

Tax Levelization

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual effective tax rate. As a result, quarterly, Cleco projects the annual effective tax rate and then adjusts the tax expense recorded in that quarter to reflect the projected annual effective tax rate. During the third quarters of 2010 and 2009, Cleco recorded a $0.02 per share expense and a $0.04 per share benefit, respectively, from the levelization of its annual tax rate to bring the actual tax rate in line with the projected annual effective tax rate.  The incremental adjustment for tax levelization is not related to operational earnings because it reflects the effect of the change in tax rates on operational earnings for the entire year.

Gains from Evangeline and Acadia Unit 1 Transactions

On Feb. 22, 2010, the existing Evangeline tolling agreement was terminated and a new tolling agreement was executed with the same counterparty, resulting in the recognition of a gain of $1.51 per share for the first nine months of 2010.  On Feb. 23, 2010, Cleco Power’s acquisition of Acadia Unit 1, the related materials and supplies, and half of Acadia Power Station’s common facilities was completed, resulting in the recognition of a gain of $0.41 per share for the first nine months of 2010.  Because these are one-time gains, management does not consider these adjustments to be components of operational earnings.

Cleco management will discuss the company’s third-quarter 2010 results during a conference call scheduled for 11 a.m. Eastern time (10 a.m. Central time) Monday, Nov. 1, 2010.  The call will be webcast live on the Internet.  A replay will be available for 12 months.  Investors may access the webcast through the company’s Web site at www.cleco.com by selecting “For Investors” and then “Cleco Corp. Third-Quarter 2010 Earnings Conference Call.”

Cleco Corp. is a regional energy company headquartered in Pineville, La. It operates a regulated electric utility company, Cleco Power LLC, which serves about 277,000 retail customers across Louisiana.  Cleco also operates a wholesale energy business, Cleco Midstream Resources LLC, which includes the pending sale of Acadia Unit 2.  This year marks the 75th anniversary of Cleco Power serving Louisiana customers.  For more information about Cleco, visit www.cleco.com.

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Cleco Corp.

	For the three months ended Sept. 30
(Unaudited)	(million kWh)				(thousands)
	2010	2009	Change		2010	2009	Change
Electric Sales
Residential	1,263	1,207	4.6%		$100,301	$53,970	85.8%
Commercial	771	743	3.8%		48,193	25,802	86.8%
Industrial	592	577	2.6%		22,563	12,912	74.7%
Other retail	37	36	2.8%		2,721	1,491	82.5%
Surcharge	-	-	-		1,350	5,054	(73.3)%
Other	-	-	-		(1,704)	-	-
Total retail	2,663	2,563	3.9%		173,424	99,229	74.8%
Sales for resale	283	199	42.2%		14,745	7,435	98.3%
Unbilled	(125)	(95)	(31.6	) %	(11,585)	(3,466)	(234.2)%
Total retail and wholesalecustomer sales	2,821	2,667	5.8%		$176,584	$103,198	71.1%

	For the nine months ended Sept. 30
(Unaudited)	(million kWh)			(thousands)
	2010	2009	Change	2010	2009	Change
Electric Sales
Residential	3,156	2,814	12.2%	$208,811	$122,486	70.5%
Commercial	1,990	1,882	5.7%	116,897	71,871	62.6%
Industrial	1,679	1,633	2.8%	55,774	38,046	46.6%
Other retail	106	103	2.9%	6,727	4,288	56.9%
Surcharge	-	-	-	7,205	14,674	(50.9)%
Other	-	-	-	(4,383)	-	-
Total retail	6,931	6,432	7.8%	391,031	251,365	55.6%
Sales for resale	584	432	35.2%	34,199	16,034	113.3%
Unbilled	2	98	(98.0)%	23,359	3,538	560.2%
Total retail and wholesalecustomer sales	7,517	6,962	8.0%	$448,589	$270,937	65.6%

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Cleco Corp.

CLECO CORP. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the three months ended Sept. 30	2010	2009
Operating revenue
Electric operations	$325,629	$228,952
Tolling operations	11,153	-
Other operations	13,305	9,859
Affiliate revenue	119	2,689
Gross operating revenue	350,206	241,500
Electric customer credits	(6,314)	-
Operating revenue, net	343,892	241,500
Operating expenses
Fuel used for electric generation	100,587	74,585
Power purchased for utility customers	51,678	61,943
Other operations	30,288	26,667
Maintenance	23,362	10,452
Depreciation	28,847	19,620
Taxes other than income taxes	9,123	7,479
Loss on sales of assets	20	77
Total operating expenses	243,905	200,823
Operating income	99,987	40,677
Interest income	128	369
Allowance for other funds used during construction	887	17,813
Equity income from investees	2,494	15,587
Other income	2,755	2,079
Other expense	(1,416)	(849)
Interest charges
Interest charges, including amortization of debt expenses, premium, and discount, net of capitalized interest	25,404	17,361
Allowance for borrowed funds used during construction	(336)	(6,523)
Total interest charges	25,068	10,838
Income before income taxes	79,767	64,838
Federal and state income tax expense	30,155	4,983
Net income	49,612	59,855
Preferred dividends requirements, net of tax	12	12
Net income applicable to common stock	$49,600	$59,843

Average shares of common stock outstanding
Basic	60,471,183	60,234,243
Diluted	60,825,298	60,556,768
Basic earnings per share
Net income applicable to common stock	$0.82	$0.99
Diluted earnings per share
Net income applicable to common stock	$0.82	$0.99
Cash dividends paid per share of common stock	$0.25	$0.225

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Cleco Corp.

CLECO CORP. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the nine months ended Sept. 30	2010	2009
Operating revenue
Electric operations	$839,528	$627,469
Tolling operations	23,016	-
Other operations	34,425	25,680
Affiliate revenue	1,426	8,513
Gross operating revenue	898,395	661,662
Electric customer credits	(6,314)	-
Operating revenue, net	892,081	661,662
Operating expenses
Fuel used for electric generation	276,727	213,213
Power purchased for utility customers	124,404	164,209
Other operations	86,786	77,557
Maintenance	58,832	35,777
Depreciation	82,899	58,233
Taxes other than income taxes	26,490	22,812
(Gain) loss on sales of assets	(37)	77
Total operating expenses	656,101	571,878
Operating income	235,980	89,784
Interest income	369	1,051
Allowance for other funds used during construction	11,052	52,341
Equity income from investees	39,212	710
Gain on toll settlement	148,402	-
Other income	3,563	4,753
Other expense	(4,379)	(2,181)
Interest charges
Interest charges, including amortization of debt expenses, premium, and discount, net of capitalized interest	76,074	58,827
Allowance for borrowed funds used during construction	(4,054)	(19,157)
Total interest charges	72,020	39,670
Income before income taxes	362,179	106,788
Federal and state income tax expense	127,411	13,258
Net income	234,768	93,530
Preferred dividends requirements, net of tax	35	35
Net income applicable to common stock	$234,733	$93,495

Average shares of common stock outstanding
Basic	60,405,388	60,167,644
Diluted	60,632,138	60,390,454
Basic earnings per share
Net income applicable to common stock	$3.89	$1.55
Diluted earnings per share
Net income applicable to common stock	$3.87	$1.55
Cash dividends paid per share of common stock	$0.725	$0.675

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Cleco Corp.

CLECO CORP. CONDENSED CONSOLIDATED BALANCE SHEETS (Thousands) (Unaudited)
	At Sept. 30, 2010	At Dec. 31, 2009
Assets
Current Assets
Cash and cash equivalents	$67,836	$145,193
Accounts receivable, net	107,196	70,557
Other current assets	276,095	278,175
Total Current Assets	451,127	493,925
Property, plant and equipment, net	2,756,775	2,247,030
Equity investment in investees	87,095	251,617
Prepayments, deferred charges and other	668,543	702,275
Total Assets	$3,963,540	$3,694,847
Liabilities
Current Liabilities
Short-term debt	$150,000	$-
Long-term debt due within one year	36,440	11,478
Accounts payable	107,071	114,541
Other current liabilities	186,574	115,785
Total Current Liabilities	480,085	241,804
Deferred credits	984,015	1,016,672
Long-term debt, net	1,187,806	1,320,299
Total Liabilities	2,651,906	2,578,775
Shareholders’ Equity
Preferred stock	1,029	1,029
Common shareholders’ equity	1,322,059	1,126,334
Accumulated other comprehensive loss	(11,454)	(11,291)
Total Shareholders’ Equity	1,311,634	1,116,072
Total Liabilities and Shareholders’ Equity	$3,963,540	$3,694,847

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Please note:  In addition to historical financial information, this news release contains forward-looking statements about future results and circumstances.  There are many risks and uncertainties with respect to such forward-looking statements, including the weather and other natural phenomena, state and federal legislative and regulatory initiatives, the timing and extent of changes in commodity prices and interest rates, the operating performance of Cleco Power’s and Cleco Midstream’s facilities, the financial condition of the company’s tolling agreement counterparty, the performance of the tolling agreement by such counterparty, the completion of the Acadiana Load Pocket project, the completion of the Acadia Unit 2/Entergy Louisiana transaction, the impact of the global economic environment, and other risks and uncertainties more fully described in the company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Actual results may differ materially from those indicated in such forward-looking statements.